FOR IMMEDIATE RELEASE                   FROM:   MULTI-MARKET RADIO, INC.
                                                150 East 58th Street
                                                New York, NY 10155
                                                212-407-9126
                                                Contact: Cynthia A. Bond

        MULTI-MARKET RADIO ACQUIRES WKSS(FM) IN HARTFORD FOR $18 MILLION


NEW YORK, September 4, 1996 -- Multi-Market Radio, Inc. (NASDAQ: RDIOA) today announced that it has acquired radio station WKSS(FM) which serves the Hartford, Connecticut market from Precision Media Corporation for $18.0 million.

Upon the completion of the previously announced merger between Multi-Market Radio and SFX Broadcasting, Inc. (NASDAQ: SFXBA), WKSS(FM) will become part of a cluster of stations: WMRQ(FM), WHCN(FM) and WPOP-AM, all of which serve the Hartford market.

Commenting on the transaction, Michael G. Ferrel, President and Chief Executive Officer, said, "We are very excited to have gained WKSS which when combined with the Hartford stations that SFX now owns will create a highly desirable cluster of stations. With this powerhouse in Hartford and the number one stations in Springfield, WPKX, and New Haven, WPLR, we have established a terrific Northeast radio corridor."

WKSS(FM), which plays Top 40, is the number one ranking station in women 18-34 and the second highest in persons 18-34 according to recent Arbitron ratings. Hartford is the forty-first largest metro market in the United States.

SCMC represented the buyer and Dick Blackburn of Alexandria, Virginia-based Blackburn & Co. represented the seller in this transaction.

In April 1996, SFX Broadcasting announced that it would acquire Multi-Market Radio. MMR common stock shareholders will receive the stock equivalent of $12.00 per common share, subject to adjustment. It is anticipated that this transaction will close within the next sixty days subject to shareholder approval and the approval of the Federal Communications Commission and certain other conditions. There can be no assurance that the transaction will be consummated.

Multi-Market Radio, headquartered in New York City, currently owns, provides programming for, sells advertising on behalf of or has agreed to acquire the following thirteen stations in seven markets:

    WKSS(FM)  Hartford, CT*                     WMJY(FM)  Biloxi, MS
    WHMP(FM)  Springfield/Northampton, MA       WKNN(FM)  Biloxi, MS






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                                    - more -

    WHMP-AM   Springfield/Northampton, MA       WCHZ(FM)  Augusta, GA*
    WPKX(FM)  Springfield/Northampton, MA       WMYB(FM)  Myrtle Beach, SC
    WPLR(FM)  New Haven, CT                     WVCO(FM)  Myrtle Beach, SC**
    WYBC(FM)  New Haven, CT*                    WYAK(FM)  Myrtle Beach, SC
    WGNE(FM)  Daytona Beach, FL

    *Joint Selling Agreement     **Local Marketing Agreement

In addition, the Company owns KOLL(FM) in Little Rock, AR, which is under contract to be sold.


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